EXHIBIT 12.3

               SOUTHWESTERN ELECTRIC POWER COMPANY (CONSOLIDATED)
                       RATIO OF EARNINGS TO FIXED CHARGES
                    FOR THE TWELVE MONTHS ENDED JUNE 30, 1998
                            (Thousands Except Ratio)
                                   (Unaudited)


Operating Income                                                    $143,437

Adjustments:
  Income taxes                                                        47,507
  Provision for deferred income taxes                                 (4,978)
  Deferred investment tax credits                                     (4,662)
  Other income and deductions                                          3,824
  Allowance for borrowed and equity funds
    used during construction                                           2,641
  Interest portion of financing leases                                   709
                                                                   ---------
        Earnings                                                    $188,478
                                                                   =========

Fixed Charges:
  Interest on long-term debt                                         $39,237
  Distributions on Trust Preferred Securities                          8,515
  Interest on short-term debt and other                                6,342
  Interest portion of financing leases                                   709
                                                                   ---------

        Fixed Charges                                                $54,803
                                                                   =========


Ratio of Earnings to Fixed Charges                                      3.44
                                                                   =========